------                           U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                                    WASHINGTON, DC 20549
------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    RELATIONAL INVESTORS, LLC                     APRIA HEALTHCARE GROUP INC. (AHG)               to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
   11975 El Camino Real, Suite 300                Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity      DECEMBER, 1999      ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
   San Diego     California    92130                                      5. If Amendment,
---------------------------------------------  ------------------------      Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                      Form filed by one
                                                                                                ----  Reporting Person
                                                                                                 X    Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 and 4)    (D) or         cial
                                   Year)  ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount  (A) or (D) Price                            (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
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  SEE PAGE 3.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                                                               (Print or Type Response)                       (8/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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--------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date



Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)


1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol    3. Statement for Month/Year
   RELATIONAL INVESTORS, LLC                   APRIA HEALTHCARE GROUP INC. (AHG)              DECEMBER, 1999
------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (CONTINUED)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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    Common Stock                12/6/99    P             1,316       A      $13.93                             1, 2            1
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    Common Stock                12/6/99    P                40       A      $13.93                             1, 3            1
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    Common Stock                12/6/99    P                54       A      $13.93                             1, 4            1
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    Common Stock                12/6/99    P               145       A      $13.93                             1, 5            1
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    Common Stock                12/6/99    P               245       A      $13.93                               6             6
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    Common Stock                12/7/99    P            58,926       A      $13.75                             1, 2            1
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    Common Stock                12/7/99    P             1,788       A      $13.75                             1, 3            1
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    Common Stock                12/7/99    P             2,438       A      $13.75                             1, 4            1
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    Common Stock                12/7/99    P             6,480       A      $13.75                             1, 5            1
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    Common Stock                12/7/99    P            10,968       A      $13.75                               6             6
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    Common Stock                12/8/99    P            25,589       A      $13.83                             1, 2            1
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    Common Stock                12/8/99    P               776       A      $13.83                             1, 3            1
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    Common Stock                12/8/99    P             1,059       A      $13.83                             1, 4            1
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    Common Stock                12/8/99    P             2,814       A      $13.83                             1, 5            1
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    Common Stock                12/8/99    P             4,762       A      $13.83                               6             6
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    Common Stock               12/10/99    P               658       A      $13.99          7,089,914          1, 2            1
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                                                             Page 3 of 6

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol    3. Statement for Month/Year
   RELATIONAL INVESTORS, LLC                   APRIA HEALTHCARE GROUP INC. (AHG)              DECEMBER, 1999
------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (CONTINUED)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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    Common Stock               12/10/99    P                20       A      $13.99            456,181          1, 3            1
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    Common Stock               12/10/99    P                27       A      $13.99            299,142          1, 4            1
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock               12/10/99    P                72       A      $13.99            923,434          1, 5            1
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    Common Stock               12/10/99    P               123       A      $13.99          2,213,229            6             6
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    Common Stock                                                                               75,000            7
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SEE NOTES ON PAGE 5.

                                                             Page 4 of 6

                        FORM 4 - ADDITIONAL INFORMATION



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
1. Name and Address of Reporting Person*         2.  Issuer Name And Ticker Or Trading Symbol           4.  Statement for Month/Year


RELATIONAL INVESTORS, LLC                        APRIA HEALTHCARE GROUP INC. (AHG)                      DECEMBER 1999
------------------------------------------------------------------------------------------------------------------------------------


Notes:

1. These shares are owned indirectly by Relational Investors, LLC, the general partner of the limited partnerships joining in this filing on Form 4 and by Ralph V. Whitworth, David H. Batchelder and Joel L. Reed, the Managing Members of Relational Investors, LLC. In addition, David H. Batchelder, individually, owns directly 75,000 shares of the common stock of the Issuer.

2.   These shares are owned directly by Relational Investors, L.P.

3.   These shares are owned directly by Relational Fund Partners L.P.

4.   These shares are owned directly by Relational Coast Partners L.P.

5.   These shares are owned directly by Relational Partners L.P.

6. These shares are owned indirectly by Relational Investors, LLC, the investment manager of certain managed accounts and by Ralph V. Whitworth, David H. Batchelder and Joel L. Reed, the Managing Members of Relational Investors, LLC. In addition, David H. Batchelder, individually, owns directly 75,000 shares of common stock of the Issuer.

7.   These shares are owned directly by David H. Batchelder, individually.

Each Reporting Person disclaims beneficial ownership of these securities except to the extent of its or his pecuniary interest therein.

                        FORM 4 - ADDITIONAL INFORMATION



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
1. Name and Address of Reporting Person*         2.  Issuer Name And Ticker Or Trading Symbol           4.  Statement for Month/Year


RELATIONAL INVESTORS, LLC                        APRIA HEALTHCARE GROUP INC. (AHG)                      DECEMBER, 1999
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





Signatures:

Relational Investors, LLC

By: /s/ DAVID BATCHELDER                          12/16/99
    ---------------------------------             --------
    David Batchelder, Managing Member

Relational Investors, L.P.
Relational Fund Partners, L.P.
Relational Coast Partners, L.P.
Relational Partners, L.P.

By: Relational Investors, LLC
    General Partner

    By: /s/ DAVID BATCHELDER                      12/16/99
    ---------------------------------             --------
    David Batchelder, Managing Member

/s/ DAVID BATCHELDER                              12/16/99
---------------------------------                 --------
David Batchelder

/s/ RALPH V. WHITWORTH                            12/16/99
---------------------------------                 --------
Ralph V. Whitworth

/s/ JOEL L. REED                                  12/16/99
----------------------------------                --------
Joel L. Reed






                                   Page 6 of 6